Exhibit 99.1

November 30, 2016

Hyperdynamics Signs Definitive Contract with Pacific Drilling to Drill Offshore Guinea Prospect, Provides Update on Additional Preparations

HOUSTON, Nov. 30, 2016 /PRNewswire/ — Hyperdynamics Corporation (OTCQX: HDYN) announced today that it has signed a definitive drilling services contract with a subsidiary of Pacific Drilling SA to engage the Pacific Bora drillship to begin a drilling campaign offshore the Republic of Guinea in the second calendar quarter of 2017.

“This contract underscores our commitment to drilling our next exploration well offshore the Republic of Guinea next year,” said Ray Leonard, Hyperdynamics President and Chief Executive Officer. “Since the signing of a preliminary Letter of Award with Pacific Drilling a month ago, we have also achieved several other crucial milestones that will enable us to begin drilling the Fatala-1 prospect this spring.

“Long-lead time equipment and materials that are being turned over to Hyperdynamics by former operator Tullow Oil are currently being inspected at a storage yard in Ghana before shipment to Guinea. We are in the process of tendering for the major services that will be needed for our drilling operations as well as for support services such as boat and helicopter transportation.

“We are continuing to hold discussions with prospective working interest partners, including major multinational energy companies and independents, to share project-related costs and risks and to enhance project technical competencies. We are also exploring options to raise equity through a share offering,” Leonard said.

The Pacific Bora is currently located in West Africa, has just finished a contract for a major American exploration and production company. The drillship is expected to arrive shortly before the target spud date for the Fatala-1 well. Hyperdynamics’ contract with Pacific Drilling enables us to include as many as three additional wells under the same favorable terms and conditions.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Contacts:

Ray Leonard

President and Chief Executive Officer

713-353-9445

Anne Pearson / Jack Lascar
Dennard-Lascar Associates

713-529-6600

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SOURCE Hyperdynamics

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